EXHIBIT 11.0

                KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

                   COMPUTATION OF EARNINGS PER COMMON SHARE

                                    Three months ended   Six months ended
                                         June 30,             June 30,
                                    ------------------  ------------------
                                       1994      1993      1994      1993
                                    --------  --------  --------  --------
                                      ($ in thousands, except per share
                                                     amounts)


Net earnings                        $ 3,193    6,500     6,090    10,345
                                     ======    =====     =====    ======
Shares:

Weighted average number of common
  shares outstanding                 28,433   24,991    28,408    23,940

Common equivalent shares for
  dilutive effect of assumed
  exercise of stock options             327      289       336       258
                                     ------   ------     -----     -----
                                     28,760   25,280    28,744    24,198
                                     ======   ======    ======    ======

Earnings per share of common stock  $   .11      .26       .21       .43
                                     ======   ======    ======    ======

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